Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm
            --------------------------------------------------------

The Board of Directors and Unitholders
Pope Resources, A Delaware Limited Partnership:

We consent to the use of our report dated February 3, 2005, with respect to the consolidated balance sheets of Pope Resources, A Delaware Limited Partnerhip, and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, partners' capital and comprehensive income, and cash flows and for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, incorporated herein by reference.

(signed) KPMG LLP


Seattle, Washington
September 9, 2005


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